Exhibit 99.1

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contacts:
Jennifer Lew	Michael Ostrach
Vice President, Finance	Vice President and Chief Business Officer
510-665-7217	510-665-7257
jlew@dynavax.com	mostrach@dynavax.com

DYNAVAX REPORTS FOURTH QUARTER AND YEAR END 2011 FINANCIAL RESULTS

BERKELEY, CA - March 6, 2012 - Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the fourth quarter and year ended December 31, 2011.

Dynavax reported $114 million in cash, cash equivalents and marketable securities, cumulatively referred to as total cash, at December 31, 2011. This compared to $72.2 million at December 31, 2010. Total cash at the end of 2011 included $64.5 million in net proceeds from a public offering completed in November 2011. Subsequent to the year end, the Company received $8.6 million in milestone payments from its collaboration partners, GlaxoSmithKline and AstraZeneca.

Total revenues were $11.4 million for the fourth quarter 2011, compared to $1.8 million for the fourth quarter 2010. Total revenues were $21.6 million for the year ended December 31, 2011, compared to $24.0 million for the same period of 2010. The increase in total revenues for the fourth quarter resulted from milestones achieved under the Company's partnered development programs. The decline in total revenues for the year was primarily due to the recognition during 2010 of deferred revenue.

Total operating expenses were $16.2 million for the fourth quarter 2011, compared to $17.4 million for the fourth quarter 2010. Total operating expenses were $69.2 million for the year ended December 31, 2011, compared to $71.5 million for the same period of 2010. The decrease in total operating expenses for the fourth quarter and full year was primarily related to lower clinical trial expenses for HEPLISAV following the completion of a pivotal phase 3 study.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine. In Phase 3 trials, HEPLISAV demonstrated higher and earlier protection with fewer doses than currently licensed vaccines. Dynavax has worldwide commercial rights to HEPLISAV. HEPLISAV combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine designed to provide higher and earlier protection with fewer doses than currently licensed vaccines. For more information visit www.dynavax.com.

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DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Revenues:
Collaboration revenue	$ 10,092	$ 371	$ 17,190	$ 19,535
Grant revenue	673	1,243	3,110	3,940
Service and license revenue	662	152	1,314	475
Total revenues	11,427	1,766	21,614	23,950

Operating expenses:
Research and development	11,616	12,951	51,322	53,680
General and administrative	4,545	4,185	17,570	16,879
Amortization of intangible assets	-	245	299	980
Total operating expenses	16,161	17,381	69,191	71,539

Loss from operations	(4,734)	(15,615)	(47,577)	(47,589)

Interest income	29	32	103	85
Interest expense	(495)	(425)	(1,957)	(1,654)
Other income (expense)	933	886	834	(8,150)

Net loss	$ (4,267)	$ (15,122)	$ (48,597)	$ (57,308)

Basic and diluted net loss per share	$ (0.03)	$ (0.14)	$ (0.39)	$ (0.69)

Shares used to compute basic and diluted net loss per share	142,482	106,035	125,101	82,463

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

(Unaudited)
	December 31,	December 31,
	2011	2010
Assets
Cash, cash equivalents and marketable securities	$ 113,961	$ 72,154
Property and equipment, net	6,163	6,404
Goodwill	2,312	2,312
Other intangible assets, net	-	299
Other assets	11,666	3,080
Total assets	$ 134,102	$ 84,249

Liabilities and stockholders' equity
Accounts payable	$ 2,040	$ 2,329
Accrued and other liabilities	8,776	10,943
Current portion of deferred revenue	4,210	1,429
Noncurrent portion of deferred revenue	6,386	5,655
Note payable to Holdings	12,810	10,939
Long-term contingent liability to Holdings	-	843
Stockholders' equity	99,880	52,111
Total liabilities and stockholders' equity	$ 134,102	$ 84,249